EXHIBIT 11.1

                                 CODE OF ETHICS

1.   Purpose and Scope

     The policies in this document apply to Tower Semiconductor Ltd. and Tower Semiconductor USA Inc., with respect to all businesses, countries and regions (the "Company").

     1.1. The Company's managers are expected to lead the Company according to the Company's standards of ethical conduct, in both words and actions. Managers are responsible for promoting open and honest two-way communications. Managers must be positive activists and role models who show respect and consideration for each of the Company's associates.

     1.2. The Company has designated a Compliance Officer to administer this Code, as specified in Annex A to this Code. Any questions or concerns about the understanding and implementation of this document, as well as report or complaint regarding illegal or unethical acts, should be addressed to the Company's Compliance Officer.

     1.3. The Compliance Officer shall be responsible for informing all of the Company employees annually of the existence of this Code of Ethics and the Complaints Management Procedure. The Compliance Officer shall emphasize to all employees the possibility of maintaining anonymity at the election of the person(s) submitting any reports or complaints and the means by which anonymity is accomplished and ensured.

     1.4. Any violation of the provisions of this Code may result in disciplinary action, including immediate termination of employment.

     1.5. All references in this document to the masculine gender shall include the female gender.


2.   Code of Ethics

     2.1. COMPLIANCE WITH APPLICABLE LAWS

          All employees, officers and directors of the Company ("Employees") should comply with all of the laws, rules and regulations of the U.S., Israel and other countries, and the states, counties, cities and other jurisdictions applicable to the Company or its business.

     2.2. CONFLICT OF INTERESTS

          All Employees should strive to avoid any actual or apparent conflicts of interest with regard to the Company's interests.

          The Company acknowledges and values Employees' right and will to engage in activities other than the Company's business and activities, so long as such activities do not create a conflict of interest and do not interfere with the Employee's responsibility to the Company or the Employee's efficiency in performing his job.

          A "conflict of interest" may exist whenever an individual's private personal interests conflict in any way, or even appear to conflict, with the interests of the Company. A conflict situation can arise when an Employee takes actions or has interests that may make it difficult to perform his or her Company work objectively. Conflicts of interest may also arise when an Employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party.

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          Following are examples of situations which should be avoided:

          o An Employee engaging in another job which interferes with his or her efficiency or the performance of his or her tasks in the Company.

          o The provision of services of any kind by an Employee to one or more of the Company's customers, competitors, suppliers or service providers.

          Although it is not always possible to avoid conflicts of interest, it is the Company's policy to minimize such conflicts when possible. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Compliance Officer or Legal Department.

          Any Employee who becomes aware of a conflict or potential conflict should bring it to the attention of the Compliance Officer who can take the necessary actions and provide guidelines for future behavior.

     2.3. GIFTS AND BUSINESS AMENITIES

          The following are the Company's general guidelines on giving and receiving gifts and business amenities. Under these guidelines, employees may give or accept customary business amenities, such as meals and entertainment, provided the expenses involved are kept at a reasonable level and are not prohibited by law or known customer business practice.

          Neither Employees nor any member of their families may solicit or accept from a supplier or customer money or a gift that could influence or could reasonably give the appearance of influencing the Company's business relationship with that supplier or customer. However, employees may accept a gift of nominal value, such as small promotional items bearing another company's name, when it is customarily offered to others having a similar relationship with the customer or supplier. If Employees have any doubts about a particular situation, they are encouraged to consult the Compliance Officer. Senior management may also approve giving or receipt of gifts and business amenities of a higher value, provided that the gifts and business amenities are not prohibited by law or acceptable customer business practice.

          Employees may not give money or any gift to an executive, official or employee of any supplier, customer or any other organization if doing so would influence or could reasonably give the appearance of influencing the organization's relationship with the Company. Employees may, however, provide a gift of nominal value, such as small promotional items bearing the Company's name, if it is not prohibited by law or the other party's known business practices.

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     2.4. PERSONAL FINANCIAL INTERESTS

          Employees should not have a financial interest in any organization that the Company does business with or competes with if that interest would give rise to, or would appear to give rise to, a conflict of interest with the Company. Such organizations include suppliers, competitors, customers, representatives and alliance companies. Financial interests in competitors usually will present a conflict of interest. However, investing in a fund whose investments are chosen by persons not related to the Employee, such as the fund managers or sponsors, is permitted.

          To determine whether an improper interest exists, Employees should ask themselves the following questions:

          o What is the extent of the competition or the nature of the relationship between the Company and the other company? If the other company is in more than one line of business, how significant is the part that competes with or supplies the Company?

          o Given the nature of my job in the Company, could my actions as an Employee affect the value of my investment in the other company? Could my actions significantly affect my investment, even if it is a relatively modest one?

          o What is the size of my investment in relation to my salary and other family income, including income from other investments? Is it significant enough to cause me to take some action as an Employee to protect or enhance my investment?

          A financial interest by an Employee is improper if the job, the amount of investment, or the particular company in which the investment was made could influence or could reasonably give the appearance of influencing the actions of such Employee.

     2.5. CORPORATE OPPORTUNITY

          Except as may be approved by the Board of Directors or a committee of independent directors, Employees are prohibited from (a) taking for themselves personally opportunities that belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

     2.6. CONFIDENTIALITY

          Employees must maintain the confidentiality of Confidential Information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Company or required by applicable laws, regulations or legal proceedings.

          "Confidential Information" includes, but is not limited to, non-public information that is the property of the Company or has been entrusted to the Company by others. It should be noted that Confidential Information might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed. Whenever feasible, Employees should consult with the Company's Compliance Officer or Legal Department if they believe they have a legal obligation to disclose confidential information.

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     2.7. FAIR DEALING AND RESPECT

          Each Employee is required to respect and deal fairly in business relations with the Company's customers, suppliers, partners, competitors, shareholders, and Employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of Confidential Information, misrepresentation of material facts or any other unfair dealing practice. Illegal obtainment of proprietary information, misuse of trade secret information that was obtained without the owner's consent, or induction of such disclosures by past or present employees of other companies is prohibited.

     2.8. PROTECTIONS AND PROPER USE OF COMPANY ASSETS

          All Employees should protect all Company Assets and ensure their efficient use. Theft, carelessness, and waste of Company Assets have a direct impact on the Company's profitability. All Company Assets should be used for legitimate business purposes and other purposes approved by management only. Company Assets may never be used for illegal purposes.

          "Company Assets" include physical assets as well as proprietary information, such as intellectual property and Confidential Information.

     2.9. PUBLIC COMPANY REPORTING

          As a public company, it is of critical importance that the Company's filings with the securities authorities and stock exchanges in Israel and the U.S. and the Company's communications to the public be full, fair, accurate and timely. Depending on their respective positions with the Company, Employees may be called upon to provide information necessary to assure that the Company's public reports are complete, fair and understandable. The Company expects Employees to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

          The Chief Executive Officer, Chief Financial Officer and other senior financial officers of the Company are principally responsible for full, fair, accurate, timely and understandable disclosure in the periodic and other reports required to be filed by the Company with the Securities and Exchange Commission, the Israeli Securities Authority, Nasdaq and the Tel Aviv Stock Exchange. It is the responsibility of the CEO, the CFO and each other senior financial officer to report any untrue statement of material fact and any omission of material fact that affect the disclosures made by the Company in its public filings.

     2.10. BUSINESS RECORDS ACCURACY

          The Company's policy is to comply with all financial reporting and accounting regulations applicable to the Company. While many Employees may not be familiar with accounting procedures, it is the responsibility of each Employee to make sure that every business record which he or she deals with is accurate, complete, and reliable.

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     2.11. REQUESTS FOR INFORMATION AND CONTACT WITH OUTSIDERS

          For purposes of this Code of Ethics, an "Outsider" shall be defined as a person or entity not bound by an employer/employee relationship with the Company and not a member of the Board of Directors, including analysts, reporters, shareholders, institutional investors, the investment community, lawyers, governmental authorities, the general public and the media.

          The Company's activities are monitored closely by some Outsiders. The Corporate Secretary shall be responsible for managing the Company's relationships with Outsiders or shall refer specific instances of such interaction to the CEO, CFO or VP of Marketing, as appropriate, or authorize other Company personnel to act on the Company's behalf on a case-by-case basis.

          The CEO, CFO and VP of Marketing shall represent the Company in all communications, meetings, and other interactions and relationships with Outsiders. The CEO, CFO and VP of Marketing shall be entitled to authorize other Company personnel to interact with Outsiders, on a case-by-case basis, at their sole discretion.

          Employees should not initiate contact with Outsiders or respond to their inquiries other than within the scope of their authority unless authorized to do so as specified above.

          If Employees receive a request for information on the Company from an Outsider, such as an attorney, investigator or law enforcement official or government officials or agencies, they should refer the request to the Corporate Secretary.

          In all contacts with Outsiders, it is forbidden to discuss pricing and pricing policy, contract terms, costs, inventories, marketing and product plans, production plans, production capabilities and any other proprietary or confidential information.

          In the event that internal Company data is mistakenly exposed to an Outsider, the Company shall promptly deliberate as to the course of action that would best serve the Company's interests.

     2.12. REPORTING ANY ILLEGAL, INAPPROPRIATE OR UNETHICAL BEHAVIOR

          Employees should promptly report any illegal, inappropriate or unethical behavior, illegitimate accounting or auditing practices and any other violation of this Code of Ethics, Company procedures or any law, whether such has occurred or may occur, and convey concerns, complaints or questions regarding thereto. Such report may be communicated (1) directly to supervisors, managers, or the Compliance Officer, orally or in writing; or (2) anonymously through the Compliance Officers' complaint box or mailbox. When applicable, employees may directly contact the Audit Committee of the Board of Directors.

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          Supervisors and managers receiving any such report shall transfer the report and all relevant information in his/her possession to the Compliance Officer. In the event that the report pertains to behavior or practices conducted by the Compliance Officer, such report shall be transferred to the Vice President of Human Resources.

          Upon receipt of any such report, the Compliance Officer or the Vice President of Human Resources, as the case may be, shall act according to the Company's Complaints Management Procedure.

          Such reports shall be held in confidence, subject to applicable laws, regulations and legal proceedings.

     2.13. NO RETALIATION

          It shall be unlawful for the Company, any of its managers or employees or any person on their behalf to discharge, harass or otherwise discriminate against employees who provide evidence of improprieties or potential improprieties, submit or express an intention to submit any Complaints or assist in the investigation thereof.


ANNEX A

The Company's Compliance Officer is Nati Somekh Gilboa, General Counsel and Corporate Secretary, and her replacement is Tziona Shriki, Vice Chief Financial Officer.